NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Stephanie Smith Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Energy, Inc. Reports First Quarter 2015 Results

Increases Quarterly Cash Dividend
Schedules conference call for May 8, 2015 at 11:30 a.m. Eastern
DALLAS, TEXAS, May 7, 2015 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the first quarter of 2015. Net income available to stockholders for the first quarter of 2015 was $26.9 million, or $0.39 per share, compared to net income available to stockholders of $0.8 million, or $0.01 per share, for the same period last year. Excluding special items, Alon recorded net income available to stockholders of $20.9 million, or $0.30 per share, for the first quarter of 2015, compared to net income available to stockholders of $4.2 million, or $0.06 per share, for the same period last year.
Paul Eisman, President and CEO, commented, “We are pleased to start 2015 with strong operations and solid financial results. The Big Spring refinery operated very well during the quarter, achieving liquid recovery of approximately 101% and low direct operating expense of only $3.60 per barrel. The average throughput at Big Spring for the quarter was 72,300 barrels per day while generating a refinery operating margin of $13.80 per barrel. Our results for the first quarter were negatively impacted by a challenging wholesale marketing environment resulting from seasonal gasoline weakness in addition to the rise in fuel and RINs prices during the quarter.
“The Krotz Springs refinery also performed very well in the first quarter 2015 with an improvement in the Gulf Coast 2/1/1 crack spread complemented by robust operations. Krotz Springs achieved an average throughput of 72,800 barrels per day and generated a refinery operating margin of $9.52 per barrel. The refinery’s strong operational performance was highlighted by liquid recovery of 102.3% and low direct operating expense of only $3.80 per barrel.
“Our retail business had its best first quarter ever, supported by attractive fuel and merchandise margins. With lower fuel prices at the pump, our retail customers are increasingly purchasing higher-margin products, driving an improvement in our merchandise margins.
“Interest expense for the first quarter of 2015 was $7 million lower than the first quarter of 2014 primarily from the crude oil price environment moving from backwardation into contango. A component of our supply and offtake agreements fees, which affects our interest expense, is related to the crude oil price environment whereby a backwardated environment adds to our expense and a contango environment reduces our expense. With the forward market now in contango, we expect to reduce our interest expense for the year by $20 million versus 2014.
“On April 14, 2015, Delek US Holdings, Inc. entered into a definitive stock purchase agreement with Alon Israel to purchase approximately 48% of the Company’s common stock. This transaction, which has received Hart-Scott-Rodino clearance, is expected to close as early as May 12, 2015. I am excited about the opportunities this transaction could provide.
“We expect total throughput at the Big Spring refinery to average approximately 73,000 barrels per day for the second quarter of 2015 and 72,000 barrels per day for the full year of 2015. We expect total throughput at the Krotz Springs refinery to average approximately 76,000 barrels per day for the second quarter of 2015 and 69,000 barrels per day for the full year of 2015 due to the turnaround scheduled in the fourth quarter of 2015.”

FIRST QUARTER 2015
Special items increased earnings by $6.0 million for the first quarter of 2015 primarily as a result of after-tax unrealized gains of $13.4 million associated with commodity swaps and $0.4 million associated with after-tax gains recognized on disposition of assets, partially offset by after-tax losses of $7.7 million related to an asphalt inventory adjustment. Special items reduced earnings by $3.4 million for the first quarter of 2014 primarily as a result of after-tax unrealized losses of $5.1 million associated with commodity swaps, partially offset by $1.7 million associated with after-tax gains recognized on disposition of assets.
The combined total refinery average throughput for the first quarter of 2015 was 145,229 barrels per day (“bpd”), consisting of 72,360 bpd at the Big Spring refinery and 72,869 bpd at the Krotz Springs refinery, compared to a combined total refinery average throughput of 135,363 bpd for the first quarter of 2014, consisting of 73,296 bpd at the Big Spring refinery and 62,067 bpd at the Krotz Springs refinery.
Refinery operating margin at the Big Spring refinery was $13.80 per barrel for the first quarter of 2015 compared to $14.77 per barrel for the same period in 2014. This decrease in operating margin was primarily due to a narrowing of both the WTI Cushing to WTS spread and the WTI Cushing to WTI Midland spread, partially offset by a higher Gulf Coast 3/2/1 crack spread.
Refinery operating margin at the Krotz Springs refinery was $9.52 per barrel for the first quarter of 2015 compared to $7.39 per barrel for the same period in 2014. This increase in operating margin was primarily due to a higher Gulf Coast 2/1/1 high sulfur diesel crack spread, partially offset by a narrowing of both the WTI Cushing to WTI Midland spread and the LLS to WTI Cushing spread.
The average Gulf Coast 3/2/1 crack spread was $17.74 per barrel for the first quarter of 2015 compared to $16.81 per barrel for the same period in 2014. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $13.41 per barrel for the first quarter of 2015 compared to $10.75 per barrel for the same period in 2014.
The average WTI Cushing to WTS spread for the first quarter of 2015 was $1.76 per barrel compared to $3.67 per barrel for the same period in 2014. The average WTI Cushing to WTI Midland spread for the first quarter of 2015 was $1.95 per barrel compared to $3.54 per barrel for the same period in 2014. The average LLS to WTI Cushing spread for the first quarter of 2015 was $2.64 per barrel compared to $6.00 per barrel for the same period in 2014.
Asphalt margins for the first quarter of 2015 were $84.76 per ton compared to $79.59 per ton for the same period in 2014. On a cash basis (i.e., excluding inventory effects), asphalt margins in the first quarter of 2015 were $115.05 per ton compared to $88.80 per ton in the first quarter of 2014. This increase was primarily due to lower costs of asphalt purchased during the first quarter of 2015 compared to the first quarter of 2014.
Retail fuel sales volume increased to 46.1 million gallons in the first quarter of 2015 from 45.5 million gallons in the first quarter of 2014. Merchandise margins increased to 33.2% in the first quarter of 2015 from 31.5% in the first quarter of 2014.
Alon also announced today that its Board of Directors has declared an increase in the regular quarterly cash dividend of $0.10 to $0.15 per share, or from $0.40 to $0.60 per share per annum. The dividend is payable on June 5, 2015 to stockholders of record at the close of business on May 19, 2015.
CONFERENCE CALL
Alon has scheduled a conference call, which will be broadcast live over the internet on Friday, May 8, 2015, at 11:30 a.m. Eastern Time (10:30 a.m. Central Time), to discuss the first quarter 2015 results. To access the call, please dial 877-407-0672, or 412-902-0003 for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live by logging on to the Alon investor relations website, http://ir.alonusa.com. A telephonic replay of the conference call will be available through May 22, 2015, and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers, and using the passcode 13605356#. A webcast archive will also be available at http://ir.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and approximately 82% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Big Spring, Texas with a crude oil throughput capacity of 73,000 barrels per day. In addition, Alon directly owns crude oil refineries in Krotz Springs, Louisiana with a crude oil throughput capacity of 74,000 barrels per day and in California with a crude oil throughput capacity of 70,000 barrels per day. Alon is a leading marketer of asphalt, which it distributes primarily through asphalt terminals located predominately in the Southwestern and Western United States. Alon is

the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Central and West Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2014, IS UNAUDITED)	For the Three Months Ended
	March 31,
	2015	2014
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,103,240	$1,683,245
Operating costs and expenses:
Cost of sales	894,488	1,506,545
Direct operating expenses	64,205	70,678
Selling, general and administrative expenses (2)	45,596	39,389
Depreciation and amortization (3)	31,962	29,878
Total operating costs and expenses	1,036,251	1,646,490
Gain on disposition of assets	572	2,205
Operating income	67,561	38,960
Interest expense	(21,037)	(28,015)
Equity losses of investees	(554)	(459)
Other income (loss), net	46	(17)
Income before income tax expense	46,016	10,469
Income tax expense	11,961	2,094
Net income	34,055	8,375
Net income attributable to non-controlling interest	7,116	7,590
Net income available to stockholders	$26,939	$785
Earnings per share, basic	$0.39	$0.01
Weighted average shares outstanding, basic (in thousands)	69,485	68,617
Earnings per share, diluted	$0.38	$0.01
Weighted average shares outstanding, diluted (in thousands)	71,142	69,067
Cash dividends per share	$0.10	$0.06
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$(19,221)	$62,714
Investing activities	(11,613)	6,396
Financing activities	6,338	61,683
OTHER DATA:
Adjusted net income available to stockholders (4)	$20,910	$4,195
Adjusted earnings per share (4)	$0.30	$0.06
Adjusted EBITDA (5)	$80,040	$72,763
Capital expenditures (6)	10,749	18,160
Capital expenditures for turnarounds and catalysts	2,333	14,847

	March 31, 2015	December 31, 2014
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$190,465	$214,961
Working capital	144,500	126,665
Total assets	2,174,423	2,200,874
Total debt	551,419	563,687
Total debt less cash and cash equivalents	360,954	348,726
Total equity	689,657	673,778

REFINING AND MARKETING SEGMENT
	For the Three Months Ended
	March 31,
	2015	2014
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENT OF OPERATIONS DATA:
Net sales (7)	$959,492	$1,504,918
Operating costs and expenses:
Cost of sales	783,391	1,368,214
Direct operating expenses	56,326	60,798
Selling, general and administrative expenses	17,339	10,534
Depreciation and amortization	27,311	25,368
Total operating costs and expenses	884,367	1,464,914
Gain on disposition of assets	522	—
Operating income	$75,647	$40,004
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (8)	$13.80	$14.77
Refinery operating margin – Krotz Springs (8)	9.52	7.39
Refinery direct operating expense – Big Spring (9)	3.60	4.39
Refinery direct operating expense – Krotz Springs (9)	3.80	4.56
Capital expenditures	$4,406	$12,196
Capital expenditures for turnarounds and catalysts	2,333	14,847
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (10)	$17.74	$16.81
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (10)	$13.41	$10.75
WTI Cushing crude oil (per barrel)	$48.48	$98.65
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (11)	$1.95	$3.54
WTI Cushing less WTS (11)	1.76	3.67
LLS less WTI Cushing (11)	2.64	6.00
Brent less LLS (11)	0.84	6.97
Brent less WTI Cushing (11)	5.44	10.46
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$1.52	$2.66
Gulf Coast ultra-low sulfur diesel	1.69	2.93
Gulf Coast high sulfur diesel	1.55	2.84
Natural gas (per MMBtu)	2.81	4.72

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended
	March 31,
	2015		2014
	bpd	%	bpd	%
Refinery throughput:
WTS crude	44,865	62.0	35,345	48.2
WTI crude	24,137	33.4	35,982	49.1
Blendstocks	3,358	4.6	1,969	2.7
Total refinery throughput (12)	72,360	100.0	73,296	100.0
Refinery production:
Gasoline	36,192	49.7	36,290	49.6
Diesel/jet	26,086	35.9	24,674	33.6
Asphalt	3,278	4.5	3,406	4.6
Petrochemicals	4,810	6.6	4,412	6.0
Other	2,394	3.3	4,557	6.2
Total refinery production (13)	72,760	100.0	73,339	100.0
Refinery utilization (14)		94.5%		101.9%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended
	March 31,
	2015		2014
	bpd	%	bpd	%
Refinery throughput:
WTI crude	30,353	41.7	24,040	38.7
Gulf Coast sweet crude	37,038	50.8	35,710	57.6
Blendstocks	5,478	7.5	2,317	3.7
Total refinery throughput (12)	72,869	100.0	62,067	100.0
Refinery production:
Gasoline	34,527	46.3	30,888	48.9
Diesel/jet	30,690	41.2	25,873	41.0
Heavy Oils	1,334	1.8	594	0.9
Other	7,995	10.7	5,819	9.2
Total refinery production (13)	74,546	100.0	63,174	100.0
Refinery utilization (14)		91.1%		80.7%

ASPHALT SEGMENT
	For the Three Months Ended
	March 31,
	2015	2014
	(dollars in thousands, except per ton data)
STATEMENT OF OPERATIONS DATA:
Net sales (15)	$50,652	$96,171
Operating costs and expenses:
Cost of sales (15)(16)	54,283	87,734
Direct operating expenses	7,879	9,880
Selling, general and administrative expenses	1,776	2,728
Depreciation and amortization	1,145	1,200
Total operating costs and expenses	65,083	101,542
Gain on disposition of assets	—	2,166
Operating loss (19)	$(14,431)	$(3,205)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (17)	65	84
Non-blended asphalt sales volume (tons in thousands) (18)	18	22
Blended asphalt sales price per ton (17)	$487.68	$546.21
Non-blended asphalt sales price per ton (18)	390.83	389.14
Asphalt margin per ton (19)	84.76	79.59
Capital expenditures	$1,406	$1,718

RETAIL SEGMENT
	For the Three Months Ended
	March 31,
	2015	2014
	(dollars in thousands, except per gallon data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$175,985	$221,248
Operating costs and expenses:
Cost of sales (16)	139,703	189,689
Selling, general and administrative expenses	26,305	25,952
Depreciation and amortization	3,037	2,714
Total operating costs and expenses	169,045	218,355
Gain on disposition of assets	50	40
Operating income	$6,990	$2,933
KEY OPERATING STATISTICS:
Number of stores (end of period) (20)	293	296
Retail fuel sales (thousands of gallons)	46,095	45,516
Retail fuel sales (thousands of gallons per site per month) (20)	54	53
Retail fuel margin (cents per gallon) (21)	23.6	18.3
Retail fuel sales price (dollars per gallon) (22)	$2.16	$3.25
Merchandise sales	$76,102	$73,335
Merchandise sales (per site per month) (20)	$87	$83
Merchandise margin (23)	33.2%	31.5%
Capital expenditures	$3,316	$3,381

(1)	Includes excise taxes on sales by the retail segment of $18,056 and $17,810 for the three months ended March 31, 2015 and 2014, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $176 and $175 for the three months ended March 31, 2015 and 2014, respectively, which are not allocated to our three operating segments.

(3)	Includes corporate depreciation and amortization of $469 and $596 for the three months ended March 31, 2015 and 2014, respectively, which are not allocated to our three operating segments.

(4)
The following table provides a reconciliation of net income available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income available to stockholders utilized in determining adjusted earnings per share, excluding after-tax loss on an asphalt inventory adjustment, after-tax unrealized (gains) losses on commodity swaps and after-tax gain on disposition of assets. Adjusted net income available to stockholders is not a recognized measurement under GAAP; however, the amounts included in adjusted net income available to stockholders are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of adjusted net income available to stockholders and adjusted earnings per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended
	March 31,
	2015	2014
	(dollars in thousands)
Net income available to stockholders	$26,939	$785
Plus: Loss on asphalt inventory adjustment, net of tax	7,739	—
Less: Unrealized (gains) losses on commodity swaps, net of tax	(13,353)	5,119
Less: Gain on disposition of assets, net of tax	(415)	(1,709)
Adjusted net income available to stockholders	$20,910	$4,195
Adjusted earnings per share *	$0.30	$0.06

*	Adjusted earnings per share includes the effects of dividends on preferred stock on adjusted net income available to stockholders necessary to calculate earnings per share.

(5)
Adjusted EBITDA represents earnings before net income attributable to non-controlling interest, income tax expense, interest expense, depreciation and amortization, gain on disposition of assets and unrealized (gains) losses on commodity swaps. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense, interest expense, gain on disposition of assets, unrealized (gains) losses on commodity swaps and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income available to stockholders to Adjusted EBITDA for the three months ended March 31, 2015 and 2014:

	For the Three Months Ended
	March 31,
	2015	2014
	(dollars in thousands)
Net income available to stockholders	$26,939	$785
Net income attributable to non-controlling interest	7,116	7,590
Income tax expense	11,961	2,094
Interest expense	21,037	28,015
Depreciation and amortization	31,962	29,878
Gain on disposition of assets	(572)	(2,205)
Unrealized (gains) losses on commodity swaps	(18,403)	6,606
Adjusted EBITDA	$80,040	$72,763
Adjusted EBITDA for the three months ended March 31, 2015 does not exclude a loss of $10,666 resulting from a price adjustment related to winter-fill asphalt inventory.

(6)	Includes corporate capital expenditures of $1,621 and $865 for the three months ended March 31, 2015 and 2014, respectively, which are not allocated to our three operating segments.

(7)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(8)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions and certain inventory adjustments) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three months ended March 31, 2015 and 2014 excludes realized and unrealized gains (losses) on commodity swaps of $29,843 and $(6,238), respectively. For the three months ended March 31, 2015, $9,035 related substantially to inventory adjustments was not included in cost of sales of either the Big Spring refinery or Krotz Springs refinery.

(9)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our refineries by the applicable refinery’s total throughput volumes.

(10)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 high sulfur diesel crack spread. A Gulf Coast 2/1/1 high sulfur diesel crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(11)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average price per barrel of LLS crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of LLS crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil.

(12)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(13)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(14)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(15)
Net sales and cost of sales include asphalt purchases sold as part of a supply and offtake arrangement of $11,918 and $41,728 for the three months ended March 31, 2015 and 2014, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(16)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(17)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(18)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(19)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

Asphalt margin for the three months ended March 31, 2015 excludes a loss of $10,666 resulting from a price adjustment related to winter-fill asphalt inventory. This loss is included in operating loss in the asphalt segment.

(20)	At March 31, 2015 we had 293 retail convenience stores of which 282 sold fuel. At March 31, 2014 we had 296 retail convenience stores of which 285 sold fuel.

(21)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(22)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(23)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.